R&E GAMING CORP.
                                               POST OFFICE BOX 9660
                                         RANCHO SANTA FE, CALIFORNIA 92067

                                                           March 20, 1998

VIA FACSIMILE AND U.S. MA11L

Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Fax: (702) 794-9277
Attention: Mr. William L. Westerman

     Re:    Agreement and Plan of Merger re Riviera Holdings Corporation

Dear Mr. Westerman:

               We write to advise you that, by reason of fraud in the inducement and other circumstances set forth below, the Agreement and Plan of Merger dated as of September 15, 1997 (the "Riviera Merger Agreement") by and among R&E Gaming Corp. ("R&E Gaming"), Riviera Acquisition Sub, Inc. ("RAS") and Riviera Holding Corporation ("RHC") is void.

               Alternatively, if the Riviera Merger Agreement is not void, we write to advise you, pursuant to Section 6.1 (d) of the Riviera Merger Agreement, that RHC is in breach of the Riviera Merger Agreement.

Fraud Infecting and Invalidating the Riviera Merger Agreement

               The Riviera Merger Agreement was executed simultaneously and in conjunction with: (i) the Option and Voting Agreement dated as of September 15. 1997 (the "Riviera Option Agreement") by and among R&E Gaming and Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens, Waterfall"), Keyport Life
Insurance Company ("Keyport") and SunAmerica Life Insurance Company ("SunAmerica"); (ii) the Agreement and Plan of Merger dated as of September 15, 1997 (the "Elsinore Merger Agreement") by and among R&E Gaming, Elsinore Acquisition Sub, Inc. ("EAS") and Elsinore Corporation ("Elsinore"), and (iii) the Option and Voting Agreement dated as of September 15, 1997 (the "Elsinore Option Agreement") by and between R&E Gaming and Morgens, Waterfall.

               Section 2. 1 (e) of the concurrently executed Elsinore Option Agreement provides that:

               "[The Option] Seller [Morgens, Waterfall] is not a party to any agreement or understanding that would make it subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this [Option] Agreement."

Mr. William L. Westerman
March 20, 1998
Page 2

Similarly, Section 2.1 (e) of the Riviera Option Agreement provides that:

               "[Each Option] Seller [including Morgens, Waterfall] is not a party to any agreement or understanding that would make it subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this [Option] Agreement. "

               Prior to and after  entering into the Elsinore  Option  Agreement and the Riviera Option Agreement, Morgens, Waterfall had an agreement and/or understanding with Jefferies & Company ("Jefferies") whereby Jefferies would receive a fee in excess of $1 million in connection with the sale of Morgens, Waterfall's shares of common stock that were the subject of the Elsinore Option Agreement. This agreement and/or understanding was not disclosed to R&E Gaming and is clearly a breach of the representations set forth in Sections 2.1(e) of the Elsinore Option Agreement. Further, because the Elsinore Option Agreement is contemplated in the Riviera Option Agreement, the Jefferies fee agreement/understanding also breaches the Riviera Option Agreement.

               All parties were aware that Jefferies was purportedly acting as R&E Gaming's exclusive financial advisor regarding the Riviera and Elsinore mergers. Because (i) R&E Gaming was advised by Jefferies regarding the value and price of the transaction represented by the Riviera and Elsinore mergers, and
(ii) such mergers are mutually dependent and inextricably intertwined, the referenced fee and the misrepresentations regarding the same created a material, undisclosed conflict of interest which calls into question, among other things, the valuation of the Riviera and Elsinore mergers in light of: (x) projections regarding Elsinore's performance on which R&E Gaming relied and later learned were false, incomplete and/or misleading, and (y) the new $175 million in debt which RHC undertook (and paid Jefferies a substantial fee to place) in the face of doubtful economic conditions to the detriment of RHC's firiancial health. This conflict of interest and these misrepresentations so contaminated the underlying negotiations regarding the Riviera and Elsinore mergers (and the associated Option Agreements) that binding and enforceable agreements could not be formed in either instance. Accordingly, the Riviera Merger Agreement is void ab initio.

Breach of the Riviera Merger Agreement

               Even if the Riviera Merger Agreement is somehow deemed viable, certain conditions to R&E Gaming's and RAS' would-be obligations have not been satisfied and RHC is in breach of certain of its representations, warranties and agreements.

        A.     Failure of Conditions

               First,  the existence  and  effectiveness  of the Riviera  Option
Agreement was a specific and material pre-condition to the formation and performance of the Riviera Merger

Mr. William L. Westerman
March 20, 1998
Page 3

Agreement.1/ The above referenced events contaminated the underlying negotiation and execution of the Riviera Merger Agreernent.2/ This contamination and the fact that the Riviera Option Agreement was and is void precluded the creation of a binding and enforceable merger agreement. Thus, RHC has not and cannot satisfy a material condition of the Riviera Merger Agreement and is in breach of the same.

               Further, Morgens, Waterfall has breached other provisions of the Riviera Option Agreement, including but not limited to:

               - Morgens, Waterfall failed to provide information regarding the fee and/or other issues (Section 4.3);

               - Morgens, Waterfall failed to provide prompt notice that its representations or warranties were no longer accurate and/or of its failure to comply with its covenants and agreements (Section 4.6);

               - Morgens, Waterfall failed to provide prompt notice of events that make the satisfaction of the conditions precedent in Section 5.1 unlikely or impossible (Section 4.6);

               - Representations and warranties claimed to be true and correct, are not (Section 5.1);

               Accordingly, Section 5.2(c) of the Riviera Merger Agreement has not been complied with in that Morgens, Waterfall has not complied in all respects with the terms of the Riviera Option Agreement.

               Second, Section 5.2(b) of the Riviera Merger Agreement provides:
-------------------------------------

1/     The Recitals to the Riviera Merger Agreement state:

"[R&E] Gaming and RAS are unwilling to enter into this [Merger] Agreement unless [R&E] Gaming, contemporaneously with the execution and delivery of this [Merger] Agreement, enters into . . . the 'Riviera Option Agreement' with Morgens,
Waterfall. . . ."

       Further, Section 5.2(c) of the Riviera Merger Agreement sets forth, as a condition to the obligations of R&E Gaming and RAS, that "the Riviera Option Agreement shall be in fall force and effect and the Option Sellers [including Morgens, Waterfall] shall have complied in all respects with the terms thereof."

2/ By its approval of the Riviera Option Agreement and the representations, warranties, covenants and conditions therein, RHC ratified the wrongful conduct of one of its primary shareholders, Morgens, Waterfall.

Mr. William L. Westerman
March 20, 1998
Page 4

               "The actual Consolidated EBITDA reflected in the consolidated statement of operations of the Company for the Projected Period shall not have declined by 7.5% or more when compared to the Projected Results for the Projected Period."

               RHC cannot legitimately meet this requirement -- if at all. Further, RHC has materially altered its business operations (in violation of the provisions of the Riviera Merger Agreement) in an attempt to satisfy this condition. Such bad faith conduct will not satisfy this condition or other terms of the Riviera Merger Agreement. Furthermore, there have been other changes, including a material change in financial conditions, which constitute a Company Material Adverse Effect, as defined in the Riviera Merger Agreement.

               Third, Section 5.2(e) of the Riviera Merger Agreement provides that:

               "Gaming shall have received such documents as Gaming or RAS may reasonably request for the purpose of (i) evidencing the accuracy at any time on or prior the Closing Date of any of the Company's representations and warranties, (ii) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the satisfaction of any condition referred to in Sections 5.1 and 5.2 hereof or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby."

               Over the last several weeks, R&E Gaming representatives have requested documents and information regarding a variety of issues including: all action by the Board of Directors since November 1, 1996; communications, work papers and reports of RHC's accountants and auditors; support for, correspondence and other communications related to the approximately $1 million fee to Jefferies referenced in the Riviera Proxy Statement; schedules, contracts and reports regarding the Black Hawk project and site; filings with the Securities Exchange Commission; and certain schedules, records and agreements relating to employment and staffing of all positions throughout RHC. RHC has failed or refused to produce all documents and/or has unreasonably delayed in doing so. Further, letters were sent to the Riviera Option Sellers requesting assurances that no commission or fee was to be paid by any of them in connection with the Riviera Merger Agreement or the Riviera Option Agreement; though such parties were advised that this request was materially important to R&E Gaming for the reasons described above, responses have not been received from all the Riviera Option Sellers.

               Fourth, Section 5.2(a) of the Riviera Merger Agreement provides:

               "The Company shall have performed in all material respects all of its obligations under this [Merger] Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this [Merger] Agreement shall be true and correct in all material respects as of the

Mr. William L. Westerman
March 20, 1998
Page 5

               date of this [Merger] Agreement and at and as of the Effective
               Time as if made at and as of such time . . . ."

As detailed below, this condition cannot be satisfied because RHC is in breach of numerous representations and warranties in the Riviera Merger Agreement.

        B. Breaches of Representations, Warranties and Covenants in the Riviera Merger Agreement

               RHC  has  breached   various   representations,   warranties  and
covenants contained in the Riviera Merger Agreement including, among others, the following:

               - RHC and/or its subsidiaries and their respective officers and directors failed to comply with laws in that:
               (a) they presented false, misleading and unrealistic financial information, budgets and forecasts; (b) they participated in and/or failed to disclose fraudulent conduct by Morgens, Waterfall; (c) they participated in and/or failed to disclose that Morgens, Waterfall had extracted a premium price in the Elsinore Merger to the detriment of the RHC shareholders; and
               (d) Morgens, Waterfall, in violation of Nevada gaming laws, exercised its controlling interest in Elsinore and RHC to (i) insist the two merger transactions be tied together, and (ii) predetermine the outcome of the stockholder vote (Sections 2.5 & 2.7);

               - RHC filed SEC reports that did not comply with securities laws and contained untrue statements of material fact and/or omitted such facts and/or contained statements that were misleading in that such reports fail to disclose fully the relationships and impacts of the proposed Riviera and Elsinore mergers (Section 2.7);

               - RHC and/or its subsidiaries failed to conduct business in the ordinary course, and materially altered expenses, services and operations including, but not limited to, that they:  (a) entered into and/or  modified
               employment agreements, employee benefits and/or severance packages; (b) materially changed its hotel housekeeping operations; (c) materially reduced advertising expenditures; (d) eliminated service personnel; (e) manipulated and reduced apparent expenditures regarding the Black Hawk project in
               Colorado; and (f) have suffered a Company Material Adverse Effect, as defined by the Riviera Merger Agreement (Sections 2.8,
               2.13 & 4.1);

               - RHC prepared, circulated and/or filed proxy statements and reports that did not comply with the securities law and which contained untrue statements of material fact and/or omitted such facts and/or contained statements that were misleading in that the Proxy Statement for Special Meeting of Stockholders to be held February 5, 1998: (a) fails to disclose that R&E Gaming was required to pay a premium to Morgens, Waterfall (as an

Mr. William L. Westerman
March 20, 1998
Page 6

               Elsinore stockholder) in order to obtain Morgens, Waterfall's agreement (as an RHC stockholder) to vote for the Riviera merger;
               (b) fails to disclose that Morgens, Waterfall has breached an agreement (the Elsinore Option Agreement) that is an essential precondition to the Elsinore Merger, which, in turn, is a required transaction if the Riviera merger is to be effected; (c) discloses that a fee is to be paid to Jefferies in the Elsinore merger, but fails to disclose that this is a breach of that contemplated transaction or, alternatively and as Morgens, Waterfall maintains, that this is a false statement; (d) fails to disclose that Morgens, Waterfall may be in violation of Nevada gaming laws pertaining to institutional investors; (e) fails to disclose fully certain relationships and related transactions involving RHC and Elsinore and their officers, directors and stockholders; and (f) fails to disclose the material defaults set forth in this letter (Sections 2.9 & 4.2);

               -     As  set  forth   above,  a  broker  was  employed  in
               connection   with   the transactions contemplated by the Riviera
               Merger Agreement (Section 2. 10);

               - RHC misrepresented and/or failed to disclose information concerning the Black Hawk project in Colorado, and specifically failed to disclose information concerning environmental matters and costs of construction and has exceeded the Black Hawk capital expenditures budget provided for in Section 4.1, and failed to appropriately involve R&E Gaming in discussions regarding these issues (Section 2.19);

               - The representations, warranties, covenants and conditions stated or agreed to by RHC are not true, complete or accurate (Section 2.20); and

               - RHC has suffered other changes, including a change in financial conditions, which have had a Company Material Adverse Effect (Sections 2.1 & 2.8).

Notice of Unenforceability of and/or Intention to Terminate the Riviera Merger Agreement

         R&E Gaming and RAS hereby give notice that the Riviera Merger Agreement is void and unenforceable against R&E Gaming and RAS or, alternatively, of their intention to terminate the Riviera Merger Agreement pursuant to Section 6.1(d) thereof. Such a termination will constitute a Non-Payment Termination Event, as defined in the Riviera Option Agreement, and RHC is not entitled to any funds under the Riviera Merger Agreement or from the Escrow Agreement dated as of September 15, 1997 by and among R&E Gaming, RHC and State Street Bank and Trust Company of California, N.A. Therefore, R&E Gaming and RAS hereby demand repayment of all monies and Letters of Credit delivered by R&E Gaming and/or RAS in connection with the Riviera Merger Agreement and the transactions contemplated thereby.

Mr. William L. Westerman
March 20,1998
Page 7

Moreover, R&E Gaming and RAS reserve their rights to terminate the Riviera Merger Agreement pursuant to Section 6. 1(c) thereof.

                                             Very truly yours,

                                             R&E GAMING CORP.

                                             By: _______________________________
                                                    Allen E. Paulson
                                                    President



                                            RIVIERA ACQUISITION SUB, INC.

                                            By: ________________________________
                                                     Allen E. Paulson
                                                     President



cc:     Dechert Price & Rhoads
        30 Rockefeller Plaza
        New York, New York 10112
        Fax: (212) 699-3599
        Attention:  Frederic Klink, Esq.